Exhibit 99(b)

Windstream Announces Upsizing and Pricing of Private Offering of $400 Million of 8.625% Senior First Lien Notes Due 2025

LITTLE ROCK, Ark., November 6, 2017 (GLOBE NEWSWIRE) -- Windstream Holdings, Inc. (Nasdaq: WIN) announced today that its wholly-owned subsidiary, Windstream Services, LLC (“Windstream” or, the “Issuer”), has upsized and priced, at an issue price of 99.0% to yield 8.802%, its previously announced private offering of $400 million in aggregate principal amount of 8.625% Senior First Lien Notes due 2025 (the “notes”). The notes will be co-issued by Windstream Finance Corp. (the “Co-Issuer”), a direct wholly-owned subsidiary of Windstream, and will initially be guaranteed by each of Windstream’s domestic subsidiaries (other than the Co-Issuer) that guarantees debt under Windstream’s credit agreement. The notes and the guarantees will be secured by a first priority lien on Windstream’s and the guarantors’ assets that secure the obligations under Windstream’s credit agreement. The offering is expected to be completed on or about November 8, 2017, subject to customary closing conditions.

Windstream intends to use the net proceeds of the offering to repay debt under its revolving credit facility and to repay debt under its Tranche B6 term loan.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Windstream or any other person. The notes will be sold only to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The proposed issuance of the notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of any securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Windstream

Windstream Holdings, Inc. (NASDAQ: WIN), a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions for consumers, small businesses, enterprise organizations and carrier partners across the U.S. Windstream offers bundled services, including broadband, security solutions, voice and digital TV to consumers. The company also provides data, cloud solutions, unified communications and managed services to business and enterprise clients. The company supplies core transport solutions on a local and long-haul fiber-optic network spanning approximately 150,000 miles.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream's ability to complete the notes offering, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.
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Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Contact:
Chris King, 704-319-1025
christopher.c.king@windstream.com